UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2017

ECO TEK 360, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

GLOBAL FASHION TECHNOLOGIES, INC.
(Former name or former address, if changed since last report)

000-52047 (Commission File Number)	11-3746201 (IRS Employer Identification No.)
50 Division Street Somerville, New Jersey (Address of principal executive offices)	08876 (Zip Code)

Registrant's telephone number, including area code (973)291-8900

(formerly Global Fashion Technologies, Inc., formerly Premiere Opportunities Group, Inc.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02(e) Compensatory Arrangements of Certain Officers

On January 12, 2017, the Board of Directors of Eco Tek 360, Inc., a Nevada corporation (the "Company") approved the hiring of Paul Serbiak, one of the Company's directors and its current Chief Operating Officer, as the Chief Executive Officer of the Company.  There initial term of the employment contract is five years, with employment to continue on an at will basis thereafter.

Although Mr. Serbiak's duties as Chief Executive Officer shall begin immediately, his salary shall not be earned or payable until such time that the Company raises at least $2,000,000 in its upcoming private placement.  The base salary for Mr. Serbiak shall initially be set at $90,000 per year, but has the potential to incrementally increase up to $200,000 per year based on the Company achieving certain revenue goals.  Moreover, Mr. Serbiak's contract provides for a minimum annual bonus of thirty-percent(30%) of his base salary, but gives the Company the discretion to award an annual bonus of up to three-hundred-percent(300%) of his base salary.

As a signing bonus, Mr. Serbiak received 1,500,000 options to purchase shares of the Company's common stock that are exercisable for a period of ten years at the market close price on December 31, 2016.  In  addition, Mr. Serbiak's contract provides for up to ten incentive stock option awards of 1% of the shares of common stock outstanding $1,000,000 in net income received by the Company over the next ten years.  Such options would be exercisable at the closing bid price for the ten days preceding the Company's achievement of each award milestone.

Mr. Serbiak does not have any family relationships with any other director or officer of the Company, and there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECO TEK 360, INC.

	By:	/s/ Christopher Giordano
Christopher Giordano
Date: January 24, 2017		President, Treasurer and Director
Principal Executive Officer and Principal Financial Officer